UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________

FORM 8-K
___________________

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 21, 2014

ZAXIS INTERNATIONAL INC.
(Exact Name of Registrant as Specified in its Charter)

Commission File No.: 0-15476

Delaware	68-0080601
(State of Incorporation)	(I.R.S. Employer Identification No.)

42 Ben Zvi Street, Ramat Gan, Israel	5224747
(Address of Principal Executive Offices)	(ZIP Code)

Registrant's Telephone Number, including area code: (972) 52-579-5082

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02 Termination of a Material Definitive Agreement.

On December 2, 2014, Zaxis International Inc., a Delaware corporation (the "Registrant") reported on Form 8-K that it had entered into a non-binding Memorandum of Understanding ("MOU") with Artsys 360 Ltd, a private company organized under the laws of the State of Israel ("Artsys"). The MOU contemplated that the Registrant and Artsys would enter into a reverse merger, subject to a definitive agreement. The Registrant, in its Form 8-K filed on November 21, 2014, reported that it had appointed Jehuda Maimon as its chief executive officer, chief financial officer and director, which appointment was in connection with the contemplated execution of the MOU with Artsys. After consultation with the Registrant's note holders, the Registrant determined on December 21, 2014 that it would not proceed with the reverse merger transaction and not proceed with a definitive agreement.

Item 3.02 Unregistered Sales of Equity Securities.

On December 16, 2014, the Registrant was informed by five holders of the Registrant's convertible notes in the principal amount of $125,000 (the "Notes") that they had exercised their right to convert the Notes into an aggregate of 16,500,000 restricted shares of the Registrant's common stock, par value $0.0001 per share (the "Common Stock"). The table below sets forth the issuances of restricted shares effective on December 21, 2014:

Name of Issuee	Basis of Issuance	Total Notes Converted	Shares Issued
Eli Yoresh	Conversion of Notes	$12,500	1,650,000
Kfir Silberman	Conversion of Notes	$18,750	2,475,000
Amir Uziel	Conversion of Notes	$31,250	4,125,000
Itschak Shrem	Conversion of Notes	$31,250	4,125,000
Lavi Krasney	Conversion of Notes	$31,250	4,125,000
Total Unregistered Shares Issued		$125,000	16,500,000

The Registrant relied upon Section 4(2) of the Securities Act of 1933, as amended (the "Act") and Regulation S promulgated under the Act by the Securities and Exchange Commission in connection with the issuance of the restricted shares of Common Stock to the above individuals, each a resident of the State of Israel.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 21 2014, the holders of a majority of the Registrant's outstanding shares of voting Common Stock, acting by written consent in lieu of a special meeting of stockholders of the Registrant pursuant the authority granted by Sections 211(d) and 228 of Title 8 of the Delaware General Corporation Law and the Registrant's By-laws (the "Consenting Stockholders"), voted to: (i) terminate the negotiations with Artsys and not proceed with the reverse merger transaction; and (ii) remove Jehuda Maimon as Chief Executive Officer, Chief Financial Officer and director of the Registrant. The reason for the removal was not the result of any dispute between the Registrant and Mr. Maimon on any matter related to the Registrant's operations, policies or practices. Rather, it was a result of the determination not to proceed with the contemplated share exchange and reverse merger transaction with Artsys. On the same date, the Registrant's Consenting Shareholders voted to appoint Mr. Liron Carmel, age 30, as the Registrant's Chief Executive Officer, Chief Financial Officer and sole director.

From 2010 through December 2014, Mr. Carmel served as a senior analyst in the Investment Division of Excellence Group, a leading investment firm in Israel. In such capacity, Mr. Carmel specialized in risk management and special debt financing including participation in and leading negotiations with major institutional investors in Israel. From 2009 to 2010, Mr. Carmel was an analytical consultant for Precise Group, an Israeli financial institution.

Item 9.01 Financial Statements and Exhibits

(b) The following documents are filed as exhibits to this current report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
99.1	Written Consent of the Consenting Stockholders, dated December 21, 2014, filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

/s/ Liron Carmel CEO Liron Carmel Date: December 21, 2014